Air Lease Corporation Announces Fourth Quarter & Fiscal Year 2021 Results
Los Angeles, California, February 17, 2022 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three months and year ended December 31, 2021.
“We had a strong fourth quarter and second half of 2021 that benefited from continuing airline industry recovery, as seen in our cash collections, operating metrics, fleet expansion, and record lease placements. We resumed our aircraft sales program and concluded the largest aircraft order in ALC’s history to support the growing demand we are seeing in the marketplace,” said John L. Plueger, Chief Executive Officer and President.

“We are witnessing strengthening lease rates overall across the spectrum of new and used aircraft, including improvement in widebody lease rates being positively influenced by the exceptional strength in the freight market. Reflecting continued confidence in our future and profitability, our Board of Directors has approved a $150 million common share repurchase authorization, in addition to our 37th consecutive quarterly dividend,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

Fourth Quarter and Fiscal Year 2021 Results

The following table summarizes our operating results for the three months and year ended December 31, 2021 and 2020 (in millions, except per share amounts and percentages):

Operating Results

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	$ change	% change	2021	2020	$ change	% change
Revenues	$597	$489	$108	22.1%	$2,088	$2,015	$73	3.6%
Income before taxes	188	138	50	36.2%	541	647	(106)	(16.4)%
Net income available to common stockholders	142	107	35	32.7%	408	501	(93)	(18.6)%
Adjusted net income before income taxes(1)	200	148	52	35.1%	590	692	(102)	(14.7)%
Diluted earnings per share	$1.24	$0.94	$0.3	31.9%	$3.57	$4.39	$(0.82)	(18.7)%
Adjusted diluted earnings per share before income taxes(1)	$1.75	$1.30	$0.45	34.6%	$5.15	$6.07	$(0.92)	(15.2)%

Key Financial Ratios

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Pre-tax profit margin	31.5%	28.2%	25.9%	32.1%
Adjusted pre-tax profit margin(1)	33.5%	30.3%	28.2%	34.3%
Pre-tax return on common equity (trailing twelve months)	8.6%	11.3%	8.6%	11.3%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	9.8%	12.4%	9.8%	12.4%

——————————————————————
(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax profit margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights
•Finalized agreements with Airbus to purchase a total of 116 aircraft, including 59 A321neos, 25 A220-300s, 20 A321XLRs, seven A350Fs and five A330-900s. This represented the largest individual order for new aircraft in our Company's history.
•In February 2022, we agreed to purchase from Boeing 50 737 MAX aircraft, consisting of 32 incremental 737 MAX aircraft and 18 737 MAX aircraft resulting from the conversion of three 787 aircraft. Deliveries of the aircraft are scheduled to commence in 2024 and continue through 2026.
•Issued $3.7 billion of senior unsecured medium-term notes in 2021 with a weighted average interest rate of 1.27% and ended the year with total liquidity(1) of $7.9 billion.
•Took delivery of 15 aircraft from our order book during the fourth quarter, representing $1.2 billion in aircraft investments. As of December 31, 2021, we had 382 aircraft in our owned fleet, with a net book value of $22.9 billion, a weighted average age of 4.4 years and a weighted average lease term remaining of 7.2 years.
•Placed 99% of our contracted orderbook positions on long-term leases for aircraft delivering through the end of 2023 and have placed 58% of our entire orderbook.
•Ended the year with $30.9 billion in committed minimum future rental payments consisting of $14.8 billion in contracted minimum rental payments on the aircraft in our existing fleet and $16.1 billion in minimum future rental payments related to aircraft on order.
•Collection rate(2) for the three and twelve months ended December 31, 2021 was 99.3% and 91.4%, respectively. This contributed to the 26.3% increase in our operating cash flow for the year ended December 31, 2021.
•Lease utilization rate(3) for the three and twelve months ended December 31, 2021 was 99.8%.
•On February 15, 2022, our board of directors authorized a share repurchase program of up to $150.0 million of our Class A common stock. The program expires on September 30, 2022.
•On February 15, 2022, our board of directors declared a quarterly cash dividend of $0.185 per share on our outstanding common stock. The dividend will be paid on April 7, 2022 to holders of record of our common stock as of March 18, 2022.

Financial Overview
Our total revenues for the year ended December 31, 2021 increased by 3.6% to $2.1 billion as compared to the year ended December 31, 2020. The increase in total revenues was primarily driven by the continued growth in our fleet, an increase in our cash collections from our lessees, as well as an increase in our aircraft sales, trading and other activity, partially offset by the impact of cash basis accounting and lease restructurings. The impact of cash basis accounting and lease restructurings for the year ended December 31, 2021 resulted in a decrease in revenue of $72.7 million and $132.5 million, respectively. Our net income available to common stockholders for the year ended December 31, 2021 was $408.2 million compared to $500.9 million for the year ended December 31, 2020. Our diluted earnings per share for the year ended December 31, 2021 was $3.57 compared to $4.39 for the year ended December 31, 2020. Despite the growth of our fleet, our net income available to common stockholders and diluted earnings per share decreased primarily due to the impact of lease restructurings and cash basis accounting.

——————————————————————
(1)We define liquidity as unrestricted cash plus available borrowing capacity under our unsecured committed revolving credit facility.
(2)Collection rate is defined as the sum of cash collected from lease rentals and maintenance reserves, and includes cash recovered from outstanding receivables from previous periods, as a percentage of the total contracted receivables due for the period. The collection rate is calculated after giving effect to lease deferral arrangements made as of December 31, 2021.
(3)Lease utilization rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

Flight Equipment Portfolio
Our fleet grew by 12.4% to a net book value of $22.9 billion as of December 31, 2021 compared to $20.4 billion as of December 31, 2020. As of December 31, 2021, we owned 382 aircraft in our aircraft portfolio, comprised of 278 narrowbody aircraft and 104 widebody aircraft. The weighted average fleet age and weighted average remaining lease term of our fleet as of December 31, 2021 was 4.4 years and 7.2 years, respectively. We have a globally diversified customer base of 118 airlines in 60 countries.
During the quarter ended December 31, 2021, we took delivery of 15 new aircraft, representing approximately $1.2 billion in aircraft investments.
The following table summarizes the key portfolio metrics of our fleet as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Net book value of flight equipment subject to operating leases	$22.9 billion	$20.4 billion
Weighted-average fleet age(1)	4.4 years	4.1 years
Weighted-average remaining lease term(1)	7.2 years	6.9 years

Owned fleet	382	332
Managed fleet	92	81
Aircraft on order(2)(3)	431	361
Aircraft purchase options(4)	—	25
Total	905	799

Current fleet contracted rentals	$14.8 billion	$13.6 billion
Committed fleet rentals	$16.1 billion	$13.2 billion
Total committed rentals	$30.9 billion	$26.8 billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our flight equipment subject to operating lease.
(2) The table above reflects the conversion of three 787-9 aircraft to 18 737 MAX aircraft pursuant to a February 2022 agreement with Boeing.
(3) Excluded from the table above are orders for 32 Boeing 737 MAX aircraft pursuant to a February 2022 memorandum of understanding signed with Boeing.
(4) As of December 31, 2021, we did not have any options to acquire aircraft. As of December 31, 2020, we had options to acquire up to 25 Airbus A220 aircraft.

The following table details the region concentration of our flight equipment subject to operating lease:

	December 31, 2021	December 31, 2020
Region	% of Net Book Value	% of Net Book Value
Europe	32.5%	31.4%
Asia (excluding China)	26.0%	27.1%
China	12.8%	13.5%
The Middle East and Africa	10.7%	11.6%
U.S. and Canada	7.2%	6.4%
Central America, South America, and Mexico	6.8%	5.3%
Pacific, Australia, and New Zealand	4.0%	4.7%
Total	100.0%	100.0%

The following table details the composition of our owned fleet by aircraft type:

	December 31, 2021		December 31, 2020
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A319-100	1	0.3%	1	0.3%
Airbus A320-200	31	8.1%	31	9.4%
Airbus A320-200neo	23	6.0%	19	5.7%
Airbus A321-200	26	6.8%	28	8.4%
Airbus A321-200neo	69	18.1%	49	14.8%
Airbus A330-200	13	3.4%	13	3.9%
Airbus A330-300	8	2.1%	8	2.4%
Airbus A330-900neo	9	2.4%	8	2.4%
Airbus A350-900	12	3.1%	11	3.3%
Airbus A350-1000	5	1.3%	2	0.6%
Boeing 737-700	4	1.0%	4	1.2%
Boeing 737-800	88	23.0%	88	26.5%
Boeing 737-8 MAX	28	7.3%	15	4.5%
Boeing 737-9 MAX	7	1.8%	—	—%
Boeing 777-200ER	1	0.3%	1	0.3%
Boeing 777-300ER	24	6.3%	24	7.2%
Boeing 787-9	26	6.8%	23	7.0%
Boeing 787-10	6	1.6%	6	1.8%
Embraer E190	1	0.3%	1	0.3%
Total	382	100.0%	332	100.0%

Debt Financing Activities
We ended the fourth quarter of 2021 with total debt financing, net of discounts and issuance costs, of $17.0 billion, resulting in a debt to equity ratio of 2.43:1. We ended the fourth quarter of 2021 with an aggregate borrowing capacity under our Revolving Credit Facility of $6.8 billion and total liquidity of $7.9 billion. As of December 31, 2021, 94.8% of our total debt financing was at a fixed rate and 99.2% was unsecured. As of December 31, 2021, our composite cost of funds was 2.79%.

As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions):

	December 31, 2021	December 31, 2020
Unsecured
Senior notes	$16,892	$15,583
Term financings	167	812
Revolving credit facility	—	—
Total unsecured debt financing	17,059	16,395
Secured
Term financings	127	276
Export credit financing	18	25
Total secured debt financing	145	301

Total debt financing	17,204	16,696
Less: Debt discounts and issuance costs	(182)	(178)
Debt financing, net of discounts and issuance costs	$17,022	$16,518
Selected interest rates and ratios:
Composite interest rate(1)	2.79%	3.13%
Composite interest rate on fixed rate debt(1)	2.90%	3.26%
Percentage of total debt at fixed rate	94.80%	93.02%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
In connection with this earnings release, Air Lease Corporation will host a conference call on February 17, 2022 at 4:30 PM Eastern Time to discuss the Company's financial results for the fourth quarter and year end 2021.
Investors can participate in the conference call by dialing (855) 308-8321 domestic or (330) 863-3465 international. The passcode for the call is 4160718.
The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.
For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on February 17, 2022 until 7:30 PM ET on March 1, 2022. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 4160718.
About Air Lease Corporation (NYSE: AL)
Air Lease Corporation is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. ALC routinely posts information that may be important to investors in the “Investors” section of ALC’s website at www.airleasecorp.com. Investors and potential investors are encouraged to consult the ALC website regularly for important information about ALC. The information contained on, or that may be accessed through, ALC’s website is not incorporated by reference into, and is not a part of, this press release.
Contact

Investors:
Mary Liz DePalma Vice President, Investor Relations Email: investors@airleasecorp.com

Jason Arnold Assistant Vice President, Finance Email: investors@airleasecorp.com

Media:
Laura Woeste Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Ashley Arnold Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the state of the airline industry, the impact of the coronavirus (“COVID-19”) pandemic on us, our lessees and aircraft manufacturers, our anticipated capital expenditures and aircraft sales, our access to the capital markets, aircraft delivery delays and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•    the extent to which the COVID-19 pandemic and measures taken to contain its spread ultimately impact our business, results of operation and financial condition;
•    our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations;
•    increases in our cost of borrowing or changes in interest rates;
•    our inability to generate sufficient returns on our aircraft investments through strategic acquisition and profitable leasing;
•    the failure of an aircraft or engine manufacturer to meet its delivery obligations to us, including or as a result of technical or other difficulties with aircraft before or after delivery;
•    obsolescence of, or changes in overall demand for, our aircraft;
•    changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, and other factors outside of our control;
•    impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•    increased competition from other aircraft lessors;
•    the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us;
•    increased tariffs and other restrictions on trade;
•    changes in the regulatory environment, including changes in tax laws and environmental regulations;
•    other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases in addition to COVID-19, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•the factors discussed under “Part I – Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2021 and other SEC filings, including future SEC filings.
The factors noted above and the risks included in our other SEC filings may be increased or intensified as a result of the COVID-19 pandemic, including as a result of ongoing resurgences of the COVID-19 virus and its variants. The extent to which the COVID-19 pandemic ultimately impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

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Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	December 31, 2021	December 31, 2020
	(in thousands, except share and par value amounts)
Assets
Cash and cash equivalents	$1,086,500	$1,734,155
Restricted cash	21,792	23,612
Flight equipment subject to operating leases	27,101,808	23,729,742
Less accumulated depreciation	(4,202,804)	(3,349,392)
	22,899,004	20,380,350
Deposits on flight equipment purchases	1,508,892	1,800,119
Other assets	1,452,534	1,276,939
Total assets	$26,968,722	$25,215,175
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$611,757	$492,473
Debt financing, net of discounts and issuance costs	17,022,480	16,518,338
Security deposits and maintenance reserves on flight equipment leases	1,173,831	1,072,704
Rentals received in advance	138,816	142,915
Deferred tax liability	1,013,270	916,404
Total liabilities	$19,960,154	$19,142,834
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 10,600,000 (aggregate liquidation preference of $850,000) and 10,000,000 (aggregate liquidation preference of $250,000) shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	106	100
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 113,987,154 and 113,852,896 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	1,140	1,139
Class B Non-Voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	3,399,245	2,793,178
Retained earnings	3,609,885	3,277,599
Accumulated other comprehensive (loss)/income	(1,808)	325
Total shareholders’ equity	$7,008,568	$6,072,341
Total liabilities and shareholders’ equity	$26,968,722	$25,215,175

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts and percentages)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(unaudited)
Revenues
Rental of flight equipment	$563,663	$483,621	$2,003,337	$1,946,620
Aircraft sales, trading and other	33,513	5,481	85,052	68,819
Total revenues	597,176	489,102	2,088,389	2,015,439

Expenses
Interest	116,152	113,980	462,396	431,733
Amortization of debt discounts and issuance costs	13,511	11,365	50,620	43,025
Interest expense	129,663	125,345	513,016	474,758

Depreciation of flight equipment	230,819	202,722	882,562	780,691
Selling, general and administrative	40,598	20,542	125,279	95,684
Stock-based compensation	7,716	2,672	26,516	17,628
Total expenses	408,796	351,281	1,547,373	1,368,761

Income before taxes	188,380	137,821	541,016	646,678
Income tax expense	(36,599)	(26,728)	(104,384)	(130,414)
Net income	$151,781	$111,093	$436,632	$516,264
Preferred stock dividends	(9,463)	(3,844)	(28,473)	(15,375)
Net income available to common stockholders	$142,318	$107,249	$408,159	$500,889

Net income per share of common stock:
Basic	$1.25	$0.94	$3.58	$4.41
Diluted	$1.24	$0.94	$3.57	$4.39
Weighted-average shares of common stock outstanding
Basic	113,987,154	113,795,564	114,050,578	113,684,782
Diluted	114,332,498	114,105,700	114,446,093	114,014,021

Other financial data
Pre-tax profit margin	31.5%	28.2%	25.9%	32.1%
Adjusted net income before income taxes(1)	$200,144	$148,014	$589,679	$691,956
Adjusted pre-tax profit margin(1)	33.5%	30.3%	28.2%	34.3%
Adjusted diluted earnings per share before income taxes(1)	$1.75	$1.30	$5.15	$6.07
Pre-tax return on common equity (trailing twelve months)	8.6%	11.3%	8.6%	11.3%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	9.8%	12.4%	9.8%	12.4%

(1)Adjusted net income before income taxes (defined as net income available to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items), adjusted pre-tax profit

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts and percentages)

margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders’ equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income available to common stockholders, pre-tax profit margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the calculation for adjusted pre-tax profit margin (in thousands, except percentages):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax profit margin (net income available to common stockholders to adjusted net income before income taxes):
Net income available to common stockholders	$142,318	$107,249	$408,159	$500,889
Amortization of debt discounts and issuance costs	13,511	11,365	50,620	43,025
Stock-based compensation	7,716	2,672	26,516	17,628
Provision for income taxes	36,599	26,728	104,384	130,414
Adjusted net income before income taxes	$200,144	$148,014	$589,679	$691,956

Denominator for adjusted pre-tax profit margin:
Total revenues	$597,176	$489,102	$2,088,389	$2,015,439
Adjusted pre-tax profit margin(a)	33.5%	30.3%	28.2%	34.3%

(a) Adjusted pre-tax profit margin is adjusted net income before income taxes divided by total revenues.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts and percentages)

The following table shows the calculation for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(unaudited)
Reconciliation of numerator for adjusted diluted earnings per share (net income available to common stockholders to adjusted net income before income taxes):
Net income available to common stockholders	$142,318	$107,249	$408,159	$500,889
Amortization of debt discounts and issuance costs	13,511	11,365	50,620	43,025
Stock-based compensation	7,716	2,672	26,516	17,628
Provision for income taxes	36,599	26,728	104,384	130,414
Adjusted net income before income taxes	$200,144	$148,014	$589,679	$691,956

Denominator for adjusted diluted earnings per share:
Weighted-average diluted shares of common stock outstanding	114,332,498	114,105,700	114,446,093	114,014,021
Adjusted diluted earnings per share before income taxes(b)	$1.75	$1.30	$5.15	$6.07

(b) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by weighted-average diluted common shares outstanding

The following table shows the calculation of adjusted pre-tax return on common equity (in thousands, except percentages):

	Year Ended December 31,
	2021	2020
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax return on common equity (net income available to common stockholders to adjusted net income before income taxes):
Net income available to common stockholders	$408,159	$500,889
Amortization of debt discounts and issuance costs	50,620	43,025
Stock-based compensation	26,516	17,628
Provision for income taxes	104,384	130,414
Adjusted net income before income taxes	$589,679	$691,956

Denominator for adjusted pre-tax return on common equity:
Common shareholders' equity as of the beginning of the period	$5,822,341	$5,373,544
Common shareholders' equity as of the end of the period	$6,158,568	$5,822,341
Average common shareholders' equity	$5,990,455	$5,597,943

Adjusted pre-tax return on common equity(c)	9.8%	12.4%

(c) Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common shareholders' equity

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31, 2021	Year Ended December 31, 2020
	(in thousands)
Operating Activities
Net income	$436,632	$516,264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	882,562	780,691
Stock-based compensation	26,516	17,628
Deferred taxes	97,446	166,467
Amortization of prepaid lease costs	46,547	43,224
Amortization of discounts and debt issuance costs	50,620	43,025
Gain on aircraft sales, trading and other activity	(46,109)	(34,654)
Changes in operating assets and liabilities:
Other assets	(176,391)	(415,347)
Accrued interest and other payables	63,112	(22,810)
Rentals received in advance	(4,099)	(4,302)
Net cash provided by operating activities	1,376,836	1,090,186
Investing Activities
Acquisition of flight equipment under operating lease	(2,506,175)	(1,631,551)
Payments for deposits on flight equipment purchases	(496,838)	(885,679)
Proceeds from aircraft sales, trading and other activity	137,887	151,132
Acquisition of aircraft furnishings, equipment and other assets	(229,654)	(160,993)
Net cash used in investing activities	(3,094,780)	(2,527,091)
Financing Activities
Issuance of common stock upon exercise of options and warrants	1,438	6,569
Issuance of preferred stock	591,340	—
Cash dividends paid on Class A common stock	(73,001)	(68,183)
Common shares repurchased	(5,780)	—
Preferred dividends paid	(28,473)	(15,375)
Tax withholdings on stock-based compensation	(7,441)	(8,618)
Net change in unsecured revolving facilities	—	(20,000)
Proceeds from debt financings	3,655,830	4,659,762
Payments in reduction of debt financings	(3,194,482)	(1,728,029)
Debt issuance costs	(10,245)	(8,102)
Security deposits and maintenance reserve receipts	174,521	114,596
Security deposits and maintenance reserve disbursements	(35,238)	(76,009)
Net cash provided by financing activities	1,068,469	2,856,611
Net (decrease)/increase in cash	(649,475)	1,419,706
Cash, cash equivalents and restricted cash at beginning of period	1,757,767	338,061
Cash, cash equivalents and restricted cash at end of period	$1,108,292	$1,757,767
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $49,070 and $53,163 at December 31, 2021 and 2020, respectively	$508,616	$449,662
Cash paid for income taxes	$5,734	$29,733
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest, deposits on flight equipment purchases and seller financing applied to acquisition of flight equipment and other assets applied to payments for deposits on flight equipment purchases	$1,009,554	$782,896
Cash dividends declared, not yet paid	21,088	18,216